Exhibit 31.1

I, Jeffry J. Parell, certify that:

1.	I have reviewed this annual report of Velocity Express Corporation;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

Dated: July 28, 2003

/S/ JEFFRY J. PARELL
Jeffry J. Parell Chief Executive Officer

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